USF&G

                  SUPPLEMENTAL RETIREMENT PLAN
    (including amendments adopted through December 31, 1991)



                            ARTICLE I

                             Purpose

  1.1 This Plan is established to provide supplemental pension benefits for certain employees of United States Fidelity and Guaranty Company, a Maryland corporation, and of certain of its affiliates. The Plan is intended to compensate individuals covered under the Retirement Pension Plan for U.S.A. Employees of the United States Fidelity and Guaranty Company to the extent that benefits under that plan are reduced by the limitations on benefits payable from tax qualified pension plans set forth in Section 415 of the Internal Revenue Code of 1986, as amended, or by the limitation on compensation which may be taken into account under that plan by virtue of Section 401(a)(17) of the Internal Revenue Code of 1986, as amended.

                           ARTICLE II

                           Definitions

  2.1  "Basic Plan" means the Retirement Pension Plan for U.S.A.
Employees of the United States Fidelity and Guaranty Company.

  2.2  "Committee" means the Pension Committee under the Basic
Plan.

  2.3 "Eligible Employee" means any employee of an Employer who is a participant in the Basic Plan.

  2.4 "Employer" means USF&G and any other employer which participates in the Basic Plan and which adopts the Plan by action of its Board of Directors.

  2.5  "Plan" means this USF&G Supplemental Retirement Plan.

  2.6 "USF&G" means United States Fidelity and Guaranty Company or any company which is a successor as a result of merger, consolidation, liquidation, transfer of assets, or other reorganization.
                            ARTICLE III

                           Retirement

  3.1 Eligibility. An Eligible Employee who retires or otherwise terminates participation in the Basic Plan after completing ten
(10) continuous years of service under the Basic Plan and attaining age fifty-five (55) shall be entitled to receive a supplemental pension benefit under this Plan from the Employer with which the Eligible Employee was employed at the time the Eligible Employee's participation in the Basic Plan terminated equal to the difference between (i) the benefit payable to the Eligible Employee under the Basic Plan and under any other retirement plan or retirement program of any Employer and (ii) the benefit which would have been payable to the Eligible Employee under the Basic Plan in the absence of the limits on benefits imposed by Section 415 of the Internal Revenue Code of 1986, as amended, and the limit on compensation which may be taken into account under the Basic Plan imposed by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended. If benefits payable to an Eligible Employee under the Basic Plan or under any other retirement plan or retirement program of an Employer are increased after the Eligible Employee's participation in the Basic Plan terminates, whether due to cost of living increases in the Section 415 or 401(a)(17) limits or otherwise, then the benefits under this Plan shall be decreased accordingly.

  3.2 Commencement and Form of Payment. An Eligible Employee's supplemental pension benefit under this Plan shall commence at the same time as the Eligible Employee's benefit under the Basic Plan, and shall be paid to the Eligible Employee in the same form as the Eligible Employee's benefit under the Basic Plan; provided, however, that an Eligible Employee may, with the consent of the Committee, which consent may be granted or withheld in the Committee's sole discretion, elect to have the benefit to which the Eligible Employee would otherwise be entitled under this Plan paid in a lump sum. In such case, the amount of the lump sum shall be the actuarial equivalent of the benefit payable under this Plan based upon the interest assumption for actuarial equivalence under the Basic Plan. To elect this option, the Eligible Employee shall give written notice to the Committee not later than 30 days before the Eligible Employee's participation in the Basic Plan terminates.

                            ARTICLE IV

                         Death Benefits

  4.1 Qualification and Amount. If an Eligible Employee dies before beginning to receive benefits under this Plan, and if the surviving spouse of such Eligible Employee is entitled to a death benefit under the Basic Plan, then the surviving spouse of the Eligible Employee shall be entitled to receive a death benefit under this Plan from the Employer with which the Eligible Employee was employed at the time the Eligible Employee was last an Eligible Employee equal to the difference between (i) the benefit payable to such surviving spouse under the Basic Plan and under any other retirement plan or retirement program of any Employer and (ii) the benefit which such surviving spouse would have received from the Basic Plan in the absence of the limits on benefits imposed by
Section 415 of the Internal Revenue Code of 1986, as amended, and the limits on compensation which may be taken into account under the Basic Plan imposed by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended. If benefits payable to an Eligible Employee's surviving spouse under the Basic Plan or other retirement plan or retirement program of an Employer are increased after the Eligible Employee's death, whether due to cost of living increases in the Section 415 or Section 401(a)(17) limits or otherwise, then the benefits payable to the surviving spouse under this Plan shall be decreased accordingly.

  4.2 Duration of Payment. The surviving spouse's benefit payable under Section 4.1 shall commence at the same time as the surviving spouse's benefit under the Basic Plan and shall continue until the surviving spouse's benefit under the Basic plan terminates.

                            ARTICLE V

                         Administration

  5.1 The Committee. The Committee shall administer, construe and interpret this Plan. No member of the Committee shall be liable for any act done or determination made in good faith. No member of the Committee who is a participant in this Plan may vote on matters affecting the member's specific benefits under this Plan, but any such member shall otherwise be fully entitled to act in matters arising out of or affecting this Plan notwithstanding the member's participation herein. The Committee may, in its discretion, delegate its duties to any person, including an officer or employee of any Employer.

   5.2 Duties. The construction and interpretation by the Committee of any provision of this Plan shall be final and conclusive. The Committee shall determine, subject to the provisions of this Plan, the Eligible Employees who shall participate in the Plan from time to time and the amount, if any, due an Eligible Employee (or the Eligible Employee's surviving spouse) under this Plan.

  5.3  Claims Procedure.

       (a)  Initial Claim.

            If an Eligible Employee or an Eligible Employee's spouse (hereinafter referred to as a "Claimant") is denied all or a portion of an expected benefit under this Plan for any reason, the Eligible Employee or the Eligible Employee's spouse may file a claim with the Committee. The Committee shall review the claim itself or appoint a person to review the claim. The Claimant shall be notified within 60 days after the Claimant's claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice prior to the end of the sixty (60) day period stating that special circumstances require an extension of the time for decision. The notice of the decision shall be in writing, sent by mail to the Claimant's last known address, and, if a denial of the claim, must contain (i) the specific reasons for the denial, (ii) specific reference to pertinent provisions of the Plan on which the denial is based, and (iii) if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure.

       (b) Review Procedure. A Claimant is entitled to request a review of any denial of the Claimant's claim by the Committee. The request for review must be submitted to the Committee in writing within 60 days after notice of the denial is mailed. Absent a request for review within the 60-day period, the claim will be deemed to be conclusively denied. A review of any denial of a claim shall be conducted by the Committee or its designee in a manner which complies with applicable regulations of the Department of Labor.


                           ARTICLE VI

                    Miscellaneous Provisions

  6.1 Limitation of Rights. Nothing contained in this Plan shall be construed to limit in any way the right of an Employer to terminate an Eligible Employee's employment at any time or to be evidence of any agreement or understanding, express or implied, that an Employer will employ an Eligible Employee in a particular position or at any particular rate of remuneration.

  6.2 Life Insurance. The Employer in its discretion may apply for and procure, as owner and for its own benefit, insurance on the life of an Eligible Employee, in such amounts and in such forms as the Employer may choose. An Eligible Employee shall have no interest whatsoever in any such policy or policies, but at the request of the Employer the Eligible Employee shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employer has applied for insurance.

  6.3 Nonalienation of Benefits. No amounts payable hereunder may be assigned, pledged, mortgaged or hypothecated and, to the extent permitted by law, no such amounts shall be subject to legal process or attachment for the payment of any claims against any person entitled to receive the same.

  6.4 Amendment or Termination of Plan. The Board of Directors of USF&G may amend this Plan from time to time in any respect, and may at any time terminate the Plan in its entirety or as it applies to any Employer; provided, however, that an Eligible Employee's entitlement to benefits under this Plan may not be terminated or reduced. This Plan shall terminate automatically if the Basic Plan terminates, in which event (i) no additional employees shall become participants in this Plan and (ii) benefits under this Plan shall be paid in the same manner and at the same time as benefits under the Basic Plan, regardless of whether Basic Plan benefits are paid at or before an Eligible Employee's retirement.

  6.5 Unfunded Plan. This Plan is unfunded. The obligations of an Employer with respect to the benefits payable hereunder shall be paid out of the Employer's general assets and shall not be secured by any form of trust, escrow or otherwise. The rights of an Eligible Employee, or the Eligible Employee's surviving spouse, to benefits under the Plan shall be solely those of an unsecured creditor of the Employer. Any assets acquired by or held by the Employer in connection with the liabilities assumed by it pursuant to the Plan shall not be deemed to be held under any trust for the benefit of an Eligible Employee, or the Eligible Employee's spouse, or to be security for the performance of the obligations of the Employer but shall be, and remain, general, unpledged, and unrestricted assets of the Employer. No representation shall be made to any Eligible Employee which is contrary to this Section 6.5 or which in any way suggests that any assets which may be maintained by the Employer in respect of its obligations under this Plan will be used solely for that purpose.

  6.6 Construction of Plan. This Plan shall be administered and construed so as to qualify as an "unfunded" plan providing benefits to a "select group of management or highly compensated employees," as those terms are used in the Employee Retirement Income Security Act of 1974.

  6.7 Employer Obligations. Each Employer shall be obligated to pay benefits under this Plan to its Eligible Employees and no Employer shall be obligated to fulfill the obligations of any other Employer under this Plan.


                           ARTICLE VII

                         Effective Date

  7.1 The foregoing Plan is effective January 1, 1991. It shall apply to persons in the employ of an Employer on and after that date. It shall not apply to former employees of any Employer whose employment terminated before that date. The rights of employees whose employment terminated before January 1, 1991 shall be determined under the terms of the Plan which applied when employment terminated.


  IN WITNESS WHEREOF, USF&G has caused this Plan to be executed on its behalf.

                            UNITED STATES FIDELITY
                             AND GUARANTY COMPANY



                            By


                                   Date: